Exhibit 99.1
June 14, 2006 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: David Donaldson (205) 298-3220
VULCAN REPORTS JURY VERDICT

Birmingham, Ala - Vulcan Materials Company (NYSE:VMC) reported today that a state court jury in San Francisco, California returned a compensatory damages verdict totaling $3.1 million against six defendants including Vulcan on June 9 and yesterday returned punitive damages of $100 million against the Company. Punitive damages were also assessed against two other defendants. The case relates to allegations by the City of Modesto, California of groundwater contamination from a dry cleaning compound, perchloroethylene, produced by several manufacturers, including the Company's former chemicals business unit, which was sold in June 2005.

The Company believes the verdicts are contrary to the evidence presented at trial and the punitive damages are totally without merit, excessive, and in clear contravention of constitutional limits regarding such damages. The U.S. Supreme Court and California courts limit punitive damages to a maximum of nine times compensatory damages. Vulcan is vigorously pursuing all appropriate avenues for post-trial and appellate relief.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of asphalt and concrete.